UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

March 14, 2012

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 25, 2012, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 1-800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

This year we again are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 14, 2012, we mailed to a majority of our shareholders a notice containing instructions on how to access our proxy statement and 2011 Annual Report to shareholders and how to vote online. All other shareholders will receive these materials by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and 2011 Annual Report, if you only received a notice by mail, or (ii) elect to receive your proxy statement and 2011 Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 25th.

Sincerely,

Dennis D. Oklak

Chairman and Chief Executive Officer

2012 Proxy Summary	1
Proposal One: Election of Twelve Directors to Serve on the Company’s Board of Directors for a One-Year Term Ending on the Date of the Company’s 2013 Annual Meeting	5
Nominees for Election as Directors	5
Board Committees	10
2011 Board Committee Membership and Meetings	12
Director Compensation	14
•Stock Ownership Policies	15
•Director Compensation Table for 2011	15
Audit Committee Report	17
Fees Paid to Independent Accountants	18
Audit Committee Pre-Approval Policies	18
Audit Committee Review	18
Report of the Executive Compensation Committee	19
Compensation Committee Interlocks and Insider Participation	20
Proposal Two: Advisory Vote on Executive Compensation	21
Compensation Discussion and Analysis	22
•Executive Summary	22
•Consideration of Most Recent Say on Pay Vote	25
•Overview of Executive Compensation Philosophy and Objectives	26
•Role of the Committee and its Consultants	26
•Assessing the Competitive Marketplace	27
•How the Company Uses Benchmarking Data	27
•Determining Individual Compensation Levels and Pay Mix	28
•Differential of Compensation Among Named Executive Officers	28
•Analysis of 2011 Compensation Decisions	29
•Management of Compensation-Related Risk	34
•Employment and Severance Agreements	36
•Tax and Accounting Considerations	36
Executive Compensation	37
•Summary Compensation Table	37
•Grants of Plan-Based Awards in 2011	39
•Outstanding Equity Awards at 2011 Fiscal Year End	40
•Option Exercises and Stock Vested in 2011	41
•Nonqualified Deferred Compensation for 2011	41
•Other Potential Post-Employment Payments	43
•Change in Control Provisions Under Other Agreements	43
•Retirement Provisions Under Other Agreements	44
•Risk Assessment of Overall Compensation Program	44
•Equity Compensation Plan Information	45
Ownership of Company Shares	46
Section 16(a) Beneficial Ownership Reporting Compliance	48
Certain Relationships and Related Transactions	48
Proposal Three: Ratification of Reappointment of Independent Registered Public Accounting Firm	48
Shareholder Proposals for 2013 Annual Meeting	49
Annual Report	49
Other Matters	49
Householding of Proxy Material	49

600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 25, 2012

Notice is hereby given that the 2012 Annual Meeting of Shareholders, or the Annual Meeting, of Duke Realty Corporation, or the Company, will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 25, 2012, at 3:00 p.m. local time. At the Annual Meeting, the shareholders will be asked to act on the following:

1. To elect twelve directors to serve on the Company’s Board of Directors for a one-year term ending at the 2013 Annual Meeting of Shareholders;

2. To vote on a non-binding resolution to approve the compensation of the Company’s executive officers for 2011;

3. To ratify the reappointment of KPMG LLP as the Company’s independent public accountants for the fiscal year 2012;

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on Monday, February 27, 2012 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2012.

When you submit your proxy, you authorize Dennis D. Oklak and Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for approval of the compensation of the Company’s executive officers, for the appointment of the independent auditors for 2012, and to vote on any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be Held on April 25, 2012

The Company’s proxy statement, proxy card and 2011 Annual Report are available at http://www.proxyvote.com.

By order of the Board of Directors,

Howard L. Feinsand

Executive Vice President,

General Counsel and Corporate Secretary

Indianapolis, Indiana

March 14, 2012

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement, or the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

General

The Board of Directors of Duke Realty Corporation, or the Company, is soliciting proxies to be voted at its 2012 Annual Meeting of Shareholders, or the Annual Meeting. The Proxy Statement summarizes the information shareholders need to know to vote by proxy or in person at the Annual Meeting. Shareholders do not need to attend the Annual Meeting in person in order to vote. Voting instructions are below.

Annual Meeting of Shareholders

•Time and Date	3:00 p.m. local time, April 25, 2012

•Place	The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204

•Record Date	Monday, February 27, 2012

•Voting	All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration. In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 260,143,657 shares of common stock were issued and outstanding. There were also 5,361,586 outstanding limited partnership units in our operating partnership, Duke Realty Limited Partnership, or the Operating Partnership. All such units are convertible into shares of the Company’s common stock at a 1:1 ratio.

Meeting Agenda

•	Election of twelve directors

•	Advisory vote on executive compensation

•	Ratification of KPMG as auditors for 2012

•	Transaction of other business that may properly come before the meeting

Voting

Listed below are the alternatives for casting votes at the Annual Meeting.

By Mail:	Vote, sign and date your proxy card and mail it in the postage-paid envelope.

In Person:	Vote at the Annual Meeting. For driving directions to the Annual Meeting, please call 1-800-875-3366.

By Telephone:	Call toll-free 1-800-690-6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Via Internet:	Log on to http://www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to the specific instructions set forth on the Notice or printed proxy materials.

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy “FOR” Proposals One, Two and Three.

You may revoke your proxy at any time before its exercise by:

(i)	delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii)	submitting to the Company a duly executed proxy card bearing a later date;

(iii)	voting via the Internet or by telephone at a later date; or

(iv)	appearing at the Annual Meeting and voting in person.

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2012.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	5
Advisory Vote on Executive Compensation	FOR	21
Ratification of KPMG as auditors for 2012	FOR	48

Board Nominees

The biographical information of each director nominee begins on page 5. Each director nominee is elected annually by the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, which has the same effect as a direction to withhold authority, will result in a nominee receiving fewer votes and therefore will have the same effect as a vote against the nominee. Broker non-votes will not have an impact on the vote.

Executive Compensation Advisory Vote

We are asking shareholders to approve, on an advisory basis, our named executive officer compensation as discussed and disclosed in this Proxy Statement, including the Compensation Discussion and Analysis beginning on page 22 and the tables and narratives that follow under Executive Compensation beginning on page 37.

We have designed our executive compensation program to attract and retain the highest quality executive officers, directly link their pay to the Company’s performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong or when our stock price decreases. We believe the 2011 compensation of our named executive officers is reflective of and consistent with that intent.

Auditors

In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as the Company’s independent public accountants for 2012 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. Set forth below is summary information with respect to KPMG’s fees for services provided in 2011 and 2010.

Audit Fees:    $1,230,000 for 2011 and $1,121,919 for 2010.

Audit-Related Fees:    $43,500 for 2011 and $27,000 for 2010. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:    $5,000 for 2011; $7,500 for 2010. These fees include services for various tax consulting matters.

All Other Fees:    None.

Other

Your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote your proxy in accordance with their best judgment.

If any shareholder proposal is properly presented at the Annual Meeting, the shareholder proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. An abstention is not treated as a vote cast and therefore will not affect the outcome. Broker non-votes will be treated as not entitled to vote on the proposal and therefore will not affect the outcome.

2013 Annual Meeting

The deadline for shareholder proposals is November 14, 2012.

Shareholder proposals should be submitted in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary).

Mailing Date/Internet Availability of Proxy Materials

This Proxy Statement, the enclosed proxy card and our 2011 Annual Report or a Notice of Internet Availability of Proxy Materials, or the Notice, were mailed to shareholders beginning on or about March 14, 2012. The Notice contains instructions on how to access the proxy materials online. Shareholders who received the Notice by mail will not receive a printed copy of the proxy materials in the mail unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on a website referred to in the Notice and this Proxy Statement and will be able to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge.

In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal interviews without additional compensation. It is also contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. Receipt of more than one proxy card indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards received to ensure that all of their shares are voted.

Shareholders of record that desire to receive future proxy statements and annual reports electronically should log on to http://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they agree to receive or access proxy materials electronically in future years. Shareholders will need to refer to the company number and control number found on the proxy card. Shareholders may cancel this electronic enrollment if they later wish to receive proxy statements and annual reports by regular mail.

Proxy Solicitation

The Company will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, Proxy Statement and other materials that may be sent to shareholders in connection with this solicitation. The Company also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

Corporate Secretary

The Company’s Corporate Secretary may be contacted by sending correspondence to: 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attn: Corporate Secretary.

Additional Information

The Company’s website is located at http://www.dukerealty.com. Although the information contained on the Company’s website is not part of this Proxy Statement, you can view additional information on the website, such as the Company’s Code of Conduct, corporate governance guidelines, charters of the committees of the Board of Directors and reports that the Company files and furnishes with the Securities and Exchange Commission, or SEC. A copy of the Company’s Code of Conduct, corporate governance guidelines and charters of the committees of the Board of Directors also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF TWELVE DIRECTORS TO SERVE

ON THE COMPANY’S BOARD OF DIRECTORS FOR A ONE-YEAR TERM

ENDING ON THE DATE OF THE COMPANY’S 2013 ANNUAL MEETING

The Board of Directors currently consists of thirteen members. On October 26, 2011, based on the recommendation of the Corporate Governance Committee, the Board of Directors approved an increase in the size of the Board of Directors from eleven to thirteen directors and appointed Messrs. Alan H. Cohen and Peter M. Scott, III to serve as directors until the Annual Meeting or until their successors have been elected and qualified. In addition, on January 25, 2012, based on the recommendation of the Corporate Governance Committee, the Board of Directors approved a decrease in the size of the Board of Directors from thirteen directors to twelve directors and nominated eleven of the existing directors serving for re-election along with Ms. Melanie R. Sabelhaus for election to serve for a one-year term that will expire at the Company’s 2013 Annual Meeting or until their successors have been elected and qualified. The Board of Directors has also designated Mr. Dennis D. Oklak to continue to serve as Chairman of the Board of Directors.

No security holder that held a beneficial ownership interest in the Company’s common stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

The Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, which has the same effect as a direction to withhold authority, will result in a nominee receiving fewer votes and therefore will have the same effect as a vote against the nominee. Broker non-votes will not have an impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs give the name and age of each director nominee, the tenure of each director nominee on the Board of Directors, the committees of the Board of Directors on which each director nominee serves, the particular experience, skills and qualifications that were instrumental in the Corporate Governance Committee’s determination that each director nominee should serve as a director of the Company and each director nominee’s business experience over the last five years or more.

Thomas J. Baltimore, Jr., Age 48

Director Since: 2009

Board Committee: Corporate Governance

Qualifications: Mr. Baltimore brings finance, accounting, auditing, investments, real estate, development, hospitality industry, and executive leadership expertise to the Board of Directors.

Mr. Baltimore is President and Chief Executive Officer of RLJ Lodging Trust, a publicly-traded lodging REIT. In May 2011, Mr. Baltimore led the roll-up and merger of RLJ Development, LLC, a privately-held real estate investment firm, with its two affiliated private equity funds, and the subsequent initial public offering of RLJ Lodging Trust. Mr. Baltimore was the Co-Founder and President of RLJ Development, LLC, with direct day-to-day responsibility for company operations since its inception in 2000. Prior to founding RLJ Development, LLC, Mr. Baltimore was with Hilton Hotels Corporation as a Vice President, Development and

Finance (1999 to 2000) and a Vice President of Gaming Development (1997 to 1998). Mr. Baltimore currently serves as a director for Prudential Financial, Inc., a publicly-traded financial services company, and for Integra LifeSciences Holdings Corporation, a publicly-traded global medical device company.

William Cavanaugh III, Age 73

Director Since: 1999

Board Committee: Corporate Governance, Chairman; Lead director

Qualifications: Mr. Cavanaugh, who served as the Chief Executive Officer of Progress Energy, Inc., a publicly-traded energy company, for eight years, brings corporate finance, operations, nuclear energy industry, public company, and executive leadership expertise to the Board of Directors.

Mr. Cavanaugh served as the Chairman of the World Association of Nuclear Operators (WANO) from 2004 until 2009. He retired as Chairman of Progress Energy, Inc. in 2004 and as Chief Executive Officer of Progress Energy, Inc. in 2004, posts he had held since 1999.

Alan H. Cohen, Age 65

Director Since: 2011

Board Committee: Executive Compensation

Qualifications: As an attorney and co-founder of The Finish Line, Inc., a publicly-traded athletic retailer, where he served in various executive positions including Chief Executive Officer and President, Mr. Cohen brings consumer goods industry, corporate operations, legal and executive leadership expertise to the Board of Directors.

Mr. Cohen is the co-founder of The Finish Line, Inc. and served as its President from 1982 to 2003 and Chief Executive Officer from 1982 to 2008. He served as Chairman of the Board of Directors of The Finish Line, Inc. from 1982 to 2010 and as one of its directors from 1976 to 2010. Mr. Cohen is an attorney, and practiced law from 1973 to 1981.

Ngaire E. Cuneo, Age 61

Director Since: 1995

Board Committee: Executive Compensation, Chairman

Qualifications: Ms. Cuneo brings finance, accounting, consulting, venture capital, corporate development, insurance industry, financial services industry, and executive management expertise to the Board of Directors.

Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also has served as an Executive Vice President of Forethought Financial Group from 2006 until 2010. Ms. Cuneo continues as a consultant to Forethought Financial Group. From 1992 through 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of SonicScrubbers, Inc., Tributes, Inc. and ContractPal over the last five years.

Charles R. Eitel, Age 62

Director Since: 1999

Board Committee: Corporate Governance

Qualifications: Mr. Eitel brings consulting, business administration, finance, operations, manufacturing industry, and executive leadership expertise to the Board of Directors.

Mr. Eitel is a co-founder of Eitel & Armstrong, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in 2009, Mr. Eitel served as Vice Chairman of the Board of Directors of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from 2008 to 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from 2000 until his appointment to Vice Chairman in 2008. On November 16, 2009, the

Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. Mr. Eitel currently serves on the Board of Directors of American Fidelity Assurance Corporation and on the Board of Directors of the Mattress Firm Holding Corp., a publicly-traded specialty retailer of mattresses and related products and accessories in the United States.

Martin C. Jischke, Ph.D., Age 70

Director Since: 2004

Board Committee: Executive Compensation

Qualifications: Dr. Jischke brings leadership and decision making skills, consumer goods industry, technology industry, and management expertise to the Board of Directors.

Dr. Jischke retired from Purdue University after serving as President from 2000 to 2007. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke serves as Chairman of the Board of Directors of Wabash National Corporation, one of the leading publicly-traded manufacturers of truck trailers and composite trailers, and as a director of Vectren Corporation, a publicly-traded energy company serving Indiana and Ohio. Dr. Jischke received his master’s and doctoral degrees in aeronautics and astronautics from the Massachusetts Institute of Technology. He holds a BS in physics with honors from the Illinois Institute of Technology, where he currently serves on the Board of Trustees.

Dennis D. Oklak, Age 58

Director Since: 2004

Board Committee: N/A; Chairman of the Board

Qualifications: Mr. Oklak, who joined the Company in 1986, brings real estate industry, finance, accounting, auditing, consulting, operations, development, and executive leadership expertise to the Board of Directors.

Mr. Oklak joined the Company in 1986. He has held various senior executive positions within the Company and was promoted to Chief Executive Officer and joined the Company’s Board of Directors in 2004. In 2005, Mr. Oklak was appointed Chairman of the Board of Directors. Mr. Oklak serves on the Board of Governors of the National Association of Real Estate Investment Trusts, the Board of Trustees of the Urban Land Institute and is a member of the Real Estate Roundtable. Mr. Oklak serves as Co-Chairman of the Central Indiana Corporate Partnership, the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. From 2003 to 2009, Mr. Oklak was a member of the Board of Directors of publicly-traded recreational vehicle manufacturer, Monaco Coach Corporation.

Melanie R. Sabelhaus, Age 63

Director Since: Nominee

Qualifications: With business experience in both the private and public sectors, Ms. Sabelhaus brings public company, corporate governance, real estate industry and executive leadership expertise to the Board of Directors.

Ms. Sabelhaus has over 30 years of small business, corporate and federal government experience. Since 2005, she has been devoting her time to supporting non-profit organizations and currently serves as Vice Chairman of the Board of Governors of the American Red Cross, where she is responsible for nationwide fundraising strategies. Ms. Sabelhaus was Deputy Administrator of the U.S. Small Business Administration from 2002 to 2005, where she was responsible for policy development and program supervision. From 1998 until 2002, Ms. Sabelhaus dedicated her time to community fundraising and women’s business issues. In 1986, Ms. Sabelhaus founded Exclusive Interim Properties (EIP), a real estate company that specialized in short-term housing. Ms. Sabelhaus served as Chief Executive Officer of EIP from 1986 until the company merged with four similar firms in 1997, creating Bridgestreet Accommodations, Inc., a publicly-held company listed on NASDAQ that provides short-term corporate housing. From 1997 until 1998, Ms. Sabelhaus served as Vice President for Global Sales of Bridgestreet Accomodations, Inc. From 1972 to 1986, Ms. Sabelhaus worked at International Business Machine (IBM), during which time she aided in the launch of IBM’s consumer retail program.

Peter M. Scott, III, Age 62

Director Since: 2011

Board Committees: Audit and Finance

Qualifications: Having held various management positions with Progress Energy, Inc. including Chief Financial Officer, Mr. Scott brings nuclear energy industry, public company, finance, accounting, auditing and executive leadership expertise to the Board of Directors.

Mr. Scott was Chief Financial Officer of Progress Energy, Inc. from 2000 to 2003 and from 2005 to 2008. From 2005 to 2008, Mr. Scott was also President and Chief Executive Officer of Progress Energy Service Company LLC. Mr. Scott also held various other management positions with Progress Energy, Inc. or its subsidiaries between 2000 and 2005. Before joining Progress Energy, Inc. in 2000, Mr. Scott was the President of Scott, Madden & Associates, Inc., a general management consulting firm that he founded in 1983. The firm served clients in a number of industries, including energy and telecommunications. From 1981 until 1983, Mr. Scott served as the Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. Prior to that, Mr. Scott was a principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm, between 1977 and 1981. Mr. Scott has served as a director of the Cleco Corp., a public utility holding company, since 2009. The Board of Directors has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Jack R. Shaw, Age 69

Director Since: 2003

Board Committees: Audit and Finance; Chairman of the Audit Committee

Qualifications: Mr. Shaw brings finance, accounting, auditing, and executive leadership expertise to the Board of Directors.

Since 2002, Mr. Shaw has been the Vice President and Treasurer of The Regenstrief Foundation. Mr. Shaw spent 35 years with Ernst & Young and also served as Partner, Partner-in-Charge, and Managing Partner of Ernst & Young’s Indianapolis office at various times throughout his career. Mr. Shaw has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw served on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves as Chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Lynn C. Thurber, Age 65

Director Since: 2008

Board Committees: Audit and Finance

Qualifications: Ms. Thurber brings international business, asset management, investment management, finance, accounting, real estate industry, financial services industry, and executive management expertise to the Board of Directors.

Since 2006, Ms. Thurber has served as the non-executive Chairman of LaSalle Investment Management, a subsidiary of Jones Lang LaSalle Inc. and a global real estate money management firm that invests in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from 2000 to 2006. Ms. Thurber also previously served as a director of Jones Lang LaSalle Inc., a leading publicly-traded financial and professional services firm specializing in real estate. In 2011, Ms. Thurber was elected as a director and Chairman of Jones Lang LaSalle Income Property Trust, Inc. The Board of Directors has determined that Ms. Thurber qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Robert J. Woodward Jr., Age 70

Director Since: 2002

Board Committees: Audit and Finance, Chairman of the Finance Committee

Qualifications: Mr. Woodward brings legal, finance, accounting, business administration, investment management, distribution industry, insurance industry, and executive management expertise to the Board of Directors.

Since 1997, Mr. Woodward has served as Chairman of the Board of Directors of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. From 1995 to 2002, he was Executive Vice President—Chief Investment Officer of Nationwide group of companies, which is one of the largest insurance and financial service organizations in the world. Mr. Woodward serves as a director and President of The GLOW Foundation, an Ohio based foundation focused on improving the lifestyle of individuals with developmental disabilities. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute. The Board of Directors has determined that Mr. Woodward qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

The Structure of the Board of Directors and the Lead Director

The Board of Directors is structured to provide for an appropriate balance between the powers of the Chief Executive Officer, or the CEO, and those of our independent directors such that the ability of our independent directors to be informed, to discuss and debate issues they deem important, and to act objectively on an informed basis is not compromised. In creating the structure of the Board of Directors, we believe that the objective is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our CEO. We firmly believe that our board structure allows for appropriate oversight by the Board of Directors in fulfilling its duties to our Company and to our shareholders.

To ensure that the appropriate balance of power exists between our unaffiliated directors and the CEO, the Board of Directors established a Lead Director position. Mr. Cavanaugh has served as the Lead Director of the Company’s Board of Directors prior to the Annual Meeting. In that capacity, among other things, Mr. Cavanaugh has chaired our Corporate Governance Committee and has presided over executive sessions of our unaffiliated directors, which were held at least quarterly. The unaffiliated directors have designated Mr. Cavanaugh as Lead Director for the year immediately following the Annual Meeting subject to his re-election by shareholders. In establishing the position of Lead Director, we believe that there is an appropriate balance between the powers of the CEO and those of the independent directors.

Finally, the Board of Directors believes that having the same person serve as Board Chairman and CEO is in the best interests of our shareholders because it demonstrates for our employees, vendors, tenants, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. The Board of Directors believes that separating the two positions could cause duplication of efforts or confusion among parties that deal with the Company on a daily basis. Like the Company, many other REITs and U.S.-based companies believe that combining the positions of Board Chairman and CEO, when coupled with an independent Board and a Lead Director, is an efficient and effective method in protecting the interests of shareholders and enhancing shareholder value.

Our Board of Directors is primarily responsible for overseeing the Company’s risk management processes. A portion of this responsibility has been delegated by the Board of Directors to each of the committees of the Board of Directors with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the leadership structure of the Board of Directors supports this approach.

Independent Directors

Under the Company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Because none of Mr. Baltimore, Mr. Cavanaugh, Mr. Cohen, Ms. Cuneo, Mr. Eitel, Dr. Jischke, Ms. Sabelhaus, Mr. Scott, Mr. Shaw, Ms. Thurber or Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over 90% of the proposed directors are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or the NYSE, at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2012, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the unaffiliated directors are independent under the listing standards of the NYSE.

Contacting the Board

You may contact the Board of Directors, or any individual director, by writing to the Corporate Governance Committee Chairman c/o the Corporate Secretary.  You may contact the Company’s Lead Director at leaddirector@dukerealty.com.

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee has responsibility for directly overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors requires that at least one member of the Board of Directors meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Board of Directors has determined that each of Mr. Scott, Mr. Shaw, Ms. Thurber and Mr. Woodward is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, oversee succession planning for senior management and the Board of Directors, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally considers the age, expertise, business experience, character, and other board memberships of the candidate. The Corporate Governance Committee considers director candidates with a view to bringing to the Board of Directors a variety of experience and backgrounds, including geography, ethnicity and gender diversity. Directors should have familiarity with the Company’s business and industry, a high level of managerial experience in a relatively complex organization and/or be accustomed to addressing complex issues. The committee seeks candidates of the highest character and integrity, and who have experience at or demonstrated understanding of strategy/policy setting and a reputation for working collegially. In addition, candidates should have sufficient time available to devote to the Company in order to carry out their duties as directors. Diversity is an important strategic initiative at the Company and has relevance with respect to our employees, our suppliers, and our shareholders. Accordingly, the Corporate Governance Committee also recognizes the importance of diversity in identifying its director nominees. The Corporate Governance Committee does not currently have a policy in place regarding diversity in director nominations, but recognizes that “diversity” has several dimensions and is important for the Board of Directors. The Corporate Governance Committee may employ a search firm to identify director candidates.

In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Board of Directors, Chief Executive Officer, other executive officers and key management employees of the Company and its affiliates (as designated by the Board of Directors from time to time), and oversees the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company benefit plans. In addition, the committee reviews and approves the individual elements of compensation for the executive officers and directors of the Company. The Executive Compensation Committee may delegate authority to sub-committees as appropriate. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Finance Committee

The Finance Committee reviews and evaluates the financial policies, plans and structure of the Company, its subsidiaries and affiliates. In this role, the Finance Committee reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board of Directors. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

2011 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides current membership and meeting information for each of the committees of the Board of Directors during 2011.

	Board	Audit	Executive Compensation	Finance	Corporate Governance
Mr. Thomas J. Baltimore	Member				Member
Mr. Barrington H. Branch, Sr.	Member	Member		Member
Mr. Geoffrey A. Button	Member		Member
Mr. William Cavanaugh III	Lead Director				Chairman
Mr. Alan H. Cohen(1)	Member		Member
Ms. Ngaire E. Cuneo	Member		Chairman
Mr. Charles R. Eitel	Member				Member
Dr. Martin C. Jischke, Ph.D	Member		Member
Mr. Dennis D. Oklak	Chairman
Mr. Peter M. Scott, III(2)	Member	Member		Member
Mr. Jack R. Shaw	Member	Chairman		Member
Ms. Lynn C. Thurber	Member	Member		Member
Mr. Robert J. Woodward Jr.	Member	Member		Chairman

Number of 2011 Meetings	5	8	4	7	4

(1)	Mr. Cohen was appointed to the Board of Directors and the Executive Compensation Committee on October 26, 2011.

(2)	Mr. Scott was appointed to the Board of Directors, the Audit Committee and the Finance Committee on October 26, 2011.

The independent directors met separately in executive sessions four times in 2011, in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over each of these executive sessions.

Majority Voting Policy for Director Elections

In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of against or abstain votes from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Communications from Shareholders

As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the non-management directors by writing to: Non-Management Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications also may be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

Attendance at Board Meetings and the Annual Meeting

All of our directors during the term of their tenure attended at least 75% of the regularly scheduled meetings of the Board of Directors in 2011, including regularly scheduled meetings of the committees of which they were members. The Company encourages all of its directors to attend the Annual Meeting and, in 2011, all directors attended such meeting.

DIRECTOR COMPENSATION

The Company does not pay directors who are also employees of the Company additional compensation for their services as directors. The non-employee directors received the following compensation in 2011:

•	an annual retainer of $75,000 per year, payable in cash unless otherwise elected to be paid in shares of our common stock;

•	an annual supplemental retainer for the directors serving in the roles indicated in the following table:

Service Description	Annual Amount
Lead Director/Corporate Governance Committee Chairman(1)	$12,000
Audit Committee Chairman	$15,000
Executive Compensation Committee Chairman	$10,000
Finance Committee Chairman	$10,000
Director on more than one committee	$5,000

(1)	The positions of Lead Director and Corporate Governance Committee Chairman are currently held by the same individual, who receives one supplemental annual retainer in the amount of $12,000.

•

an annual grant of restricted stock units, or RSUs, pursuant to the Duke Realty Corporation 2011 Non-Employee Directors’ Compensation Plan, or the 2011 Directors’ Plan. These RSUs were granted on February 10, 2011 and vested in full on the first anniversary of the grant date. The number of RSUs awarded was determined by dividing the grant value of $75,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the date of grant.

The directors are also reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board of Directors and its committees or other Company functions at which the Chairman of the Board and Chief Executive Officer requests the non-employee directors to participate. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock or RSUs pursuant to the Directors’ Deferred Compensation Plan. The deferred compensation and earnings thereon are to be paid to the directors after they cease to be members of the Board of Directors. Deferred compensation that is otherwise payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under such plan. Each of these types of deferral accounts is described below.

•

Deferred Stock Account.    This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date the dividends are paid. Actual shares are issued only when a director ends his or her service on the Board of Directors.

•	Interest Account. Through December 31, 2011, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to the Company’s Director and Executive Stock Ownership Guidelines, or the Stock Ownership Guidelines, a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s compensation, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Retention Requirements.    Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to cover the exercise costs. If the director transfers an award to a family member, the transferee will be subject to the same retention requirements.

The following table sets forth compensation information for all of the Company’s non-employee directors for the fiscal year ended December  31, 2011:

Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Mr. Baltimore	—	146,250	146,250
Mr. Branch	60,000	90,000	150,000
Mr. Button	—	146,250	146,250
Mr. Cavanaugh	9,500	155,250	164,750
Mr. Cohen	37,500	50,000	87,500
Ms. Cuneo	7,000	153,750	160,750
Mr. Eitel	71,250	75,000	146,250
Dr. Jischke	56,250	90,000	146,250
Mr. Scott	18,750	50,000	68,750
Mr. Shaw	96,250	75,000	171,250
Ms. Thurber	3,750	146,250	150,000
Mr. Woodward	74,500	90,000	164,500

(1)	Represents the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes annual retainers paid in shares and RSUs.

(2)	No options were granted to directors in 2011. The following table sets forth the aggregate number of outstanding option and stock awards held by the Company’s non-employee directors as of December 31, 2011:

Name	Number of Options	Number of RSUs	Number of DIU Awards (a)	Number of DIURP Awards (a)
Mr. Baltimore	—	5,775	—	—
Mr. Branch	7,719	5,775	1,500	6,000
Mr. Button	7,719	5,775	1,500	6,000
Mr. Cavanaugh	7,719	5,775	1,500	6,000
Mr. Cohen	—	4,317	—	—
Ms. Cuneo	7,719	5,775	1,500	6,000
Mr. Eitel	5,146	5,775	500	6,000
Dr. Jischke	5,145	5,775	—	5,000
Mr. Scott	—	4,317	—	—
Mr. Shaw	7,718	5,775	1,000	6,500
Ms. Thurber	—	5,775	—	—
Mr. Woodward	10,291	5,775	2,500	7,500

(a)	The Company granted awards under the 1995 Dividend Increase Unit Plan from 1995 to 2004. Dividend increase units, or DIUs, represent the right, upon exercise, to receive shares of common stock having a value determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield. All outstanding DIUs are now fully vested and remain exercisable during the original 10-year term. In 2005, certain DIUs were replaced with a substitute award under the 2005 DIU Replacement Plan, or DIURP, having substantially identical terms, except that the DIURP awards payout in shares as they vest. The above table reflects the number of outstanding DIU and DIURP awards held by each director as of December 31, 2011. No DIU and DIURP awards were granted during 2011 as the Company no longer grants such awards. The DIU and DIURP awards had no value as of December 31, 2011.

(3)	The following table summarizes the grant-date fair value of equity awards made to non-employee directors during 2011. The fair value of the stock awards was equal to the stock price on the date of grant in accordance with FASB ASC Topic 718:

Name	Annual Retainer and Board Meeting Fees Paid in Shares ($)	RSUs ($)
Mr. Baltimore	71,250	75,000
Mr. Branch	15,000	75,000
Mr. Button	71,250	75,000
Mr. Cavanaugh	80,250	75,000
Mr. Cohen	—	50,000
Ms. Cuneo	78,750	75,000
Mr. Eitel	—	75,000
Dr. Jischke	15,000	75,000
Mr. Scott	—	50,000
Mr. Shaw	—	75,000
Ms. Thurber	71,250	75,000
Mr. Woodward	15,000	75,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, or the Audit Committee, is composed of five directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Board of Directors has determined that each of Mr. Branch, Mr. Scott, Mr. Shaw, Ms. Thurber and Mr. Woodward is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2011 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 114, The Auditor’s Communications with Those Charged with Governance. Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the SEC.

Audit Committee

Jack R. Shaw, Chairman

Barrington H. Branch, Sr.

Peter M. Scott, III

Lynn C. Thurber

Robert J. Woodward, Jr.

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG, the Company’s independent accountants, during 2011 and 2010:

Audit Fees:    $1,230,000 for 2011 and $1,121,919 for 2010.

Audit-Related Fees:    $43,500 for 2011 and $27,000 for 2010. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:    $5,000 for 2011; $7,500 for 2010. These fees include services for various tax consulting matters.

All Other Fees:    None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for non-audit services. Under that policy, the committee pre-approved the following services:

•	Tax consulting services in an amount not to exceed $30,000 per year;

•	Audits of the Company’s employee benefit plans in an amount not to exceed $40,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $20,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairman, with a review by the Audit Committee at its next scheduled meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2011. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by the Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement.

Executive Compensation Committee

Ngaire E. Cuneo, Chairman

Geoffrey A. Button

Alan H. Cohen

Dr. Martin C. Jischke

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of four independent directors: Ms. Cuneo, Mr. Button, Mr. Cohen and Dr. Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis beginning on page 22, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong or when our stock price decreases. We believe the 2011 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 22 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board of Directors or the committee or create or imply any additional fiduciary duty by our directors. Our Board of Directors and Executive Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The non-binding resolution to approve the compensation of the Company’s executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, or CD&A, under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2011 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Dennis D. Oklak;

•	our Executive Vice President and Chief Financial Officer, Christie B. Kelly;

•	our Executive Vice President, General Counsel and Corporate Secretary, Howard L. Feinsand;

•	our Executive Vice President, Construction, Steven R. Kennedy; and

•	our Senior Regional Executive Vice President, James B. Connor.

As a matter of convenience, throughout this CD&A we refer to the Board of Directors of the Company as the “Board” and to the Executive Compensation Committee as the “Committee.”

Executive Summary

Our Business.    Duke Realty Corporation is a self-administered and self-managed REIT headquartered in Indianapolis, Indiana. As of December 31, 2011, our diversified portfolio of 748 rental and development properties, including jointly controlled properties, encompasses approximately 136,503,460 rentable square feet and is leased by a diverse base of approximately 3,000 tenants whose businesses include manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. As a fully integrated commercial real estate firm, we provide in-house leasing, management, development and construction services. We also own, directly and through joint ventures, approximately 4,822 acres of land and control an additional 1,626 acres through purchase options.

Our Business Plan.    As in 2010, our 2011 business plan focused on distinct operational, asset and capital strategies.

•

Our operational focus for 2011 was to maximize cash from operations and funds from operations, or FFO, through (1) maintaining and increasing property occupancy and rental rates; (2) selectively developing new pre-leased medical office and build-to-suit projects at accretive returns; (3) leveraging our construction expertise to act as a general contractor or construction manager on a fee basis; and (4) providing a full line of real estate services to our tenants and to third parties.

•

Our asset strategy was to selectively reposition our investments by the continued disposition of assets to reduce our Midwest office and land holding while increasing our investment in industrial and medical office product.

•

Our capital strategy was to maintain a strong balance sheet by actively managing the components of our capital structure, in coordination with the execution of our overall operating and asset strategies, while continuing to maintain investment grade ratings from our credit rating agencies and improving the key metrics that drive such credit ratings.

Summary of 2011 Financial and Operational Results.    Overall, 2011 was a successful year across all aspects of our strategic focus. The execution of our operational, asset and capital strategies contributed to our overall positive performance. As illustrated by the following highlights, we made significant progress in 2011 towards our longer term strategic objectives.

•

Operational Strategy:    Despite the continuing economic challenges, we continued to have strong leasing activity in 2011. Our strong leasing activity enabled us to offset rental rate roll downs prevalent across most of our markets. We also were awarded several new pre-leased medical office and build-to-suit development projects.

•

Asset Strategy:    We made major progress during 2011 on our asset strategy of increasing our industrial and medical office portfolio while reducing our investment in suburban office properties, primarily through acquisitions and dispositions, and to a lesser degree through development. Among other steps we took to reposition our assets, we completed the disposition of a portfolio of suburban office properties, which constituted substantially all of our wholly-owned office properties in Atlanta, Chicago, Columbus, Dallas, Minneapolis, Orlando and Tampa.

•

Capital Strategy:    We executed a number of transactions in support of our capital strategy in 2011, including the redemption of unsecured debt, the redemption of all of the outstanding shares of our 7.25% Series N Cumulative Redeemable Preferred Stock and the extension of our revolving credit facility. These transactions helped us to continue to optimally sequence our debt maturities and support our long-term strategy.

Our Strategy to Perform in a Slow Economic Recovery.    While 2011 held several economic challenges including the S&P downgrade of U.S. credit, unresolved debt ceiling discussions and the sovereign debt issue in Europe, we were able during the year to make significant strides in our long-term strategy. As part of their continual review of our business strategy, management and the Board set financial goals that drive Company growth within the reality of current economic conditions. Among other things, the Company made significant progress toward achieving our long-term asset repositioning strategy, grew total average occupancy and same-property net operating income over last year, and maintained or improved key leverage metrics. Our 2011 performance goals established at the beginning of the year for our compensation program were set with a wide range between threshold and superior performance. Superior-level performance goals were established significantly above our expected results. Performance metrics throughout our business were also directly aligned with our strategy and focus on cash.

In keeping with the Committee’s long-held compensation philosophy of pay for performance, the 2011 compensation of our named executive officers was based on the Company’s business results and total shareholder return, both in the amount of annual bonus earned and the value of long-term equity awards. For example:

•

The aggregate payout for 2011 annual bonuses for our named executive officers was 129.81% of target (compared to an aggregate payout in 2010 of 132% of target and in 2009 of 84% of target). This was largely a reflection of our strong performance across our operational, asset and capital strategies as discussed above, which formed the basis for Company-wide financial and operational metrics that were used to determine bonus payouts. These results collectively determined 80% of the annual bonus for Messrs. Oklak, Feinsand and Ms. Kelly, and the Company-wide operational strategy results determined 45% of the annual bonus for Messrs. Connor and Kennedy.

•

The increase in adjusted funds from operations, or AFFO, and the increase in our stock price plus reinvested dividends over the course of 2011 directly affected the amount our named executive officers may earn from their outstanding performance shares, which measure these results over a two-year period for AFFO and a three-year period for total shareholder return for the 2010 grant and a three-year period for both AFFO and total shareholder return for the 2011 grant.

•	No performance shares were earned in 2011 under our former performance share plan, based on our relative total shareholder return for the period 2008-2010.

•	None of the outstanding stock options or DIU and DIURP awards held by our named executive officers and others had any current value as of December 31, 2011.

Executive Compensation Practices.    The Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk (left column) and the practices we have not implemented or eliminated because we do not believe they would serve our shareholders’ long-term interests (right column).

Our Executive Compensation Practices: (What We Do)	See page	Executive Compensation Practices We Have Not Implemented: (What We Don’t Do)	See page
We strive to provide a balanced pay opportunity for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.	28

The Committee makes all final compensation decisions regarding our named executive officers, with input from our CEO with regard to compensation for our named executive officers other than himself.	29

The Committee uses an independent compensation consulting firm to provide advice and recommendations regarding executive compensation. The consultant is retained directly by and reports to the Committee.	26	Our compensation consultant did not provide any services in 2011 to the Company beyond the scope of its engagement with the Committee. The Committee does not believe that the work of its compensation consultant has raised any conflict of interest.	35

The Committee reviews comprehensive reports for each named executive officer’s compensation.	28

Our annual bonus plan is performance-based and has appropriate caps on bonus payouts. The 2011 financial/operational performance goals for our named executive officers were designed to directly enhance our primary operational goal for the year (maximizing cash from operations) and our longer-term strategies to deleverage our balance sheet and reposition our asset mix.	30	We have no practice or intention of changing performance metrics or targets mid-cycle.	30

We encourage alignment of our executive officers’ interests with those of our shareholders through the award of long-term equity grants. In 2011, the long-term equity grant to our named executive officers was awarded two-thirds in restricted stock awards that vest ratably over five-years and one-third in performance shares that vest based on AFFO per share and total shareholder return performance, both measured over a three-year period.	33

Our Executive Compensation Practices: (What We Do)	See page	Executive Compensation Practices We Have Not Implemented: (What We Don’t Do)	See page

Other than an annual executive physical outside of the regular healthcare plan, our named executive officers participate in the same welfare benefit programs at the same cost as other salaried employees. We provide only modest perquisites.	34

We generally do not enter into employment agreements with our executive officers. However, a small number of officers, including our named executive officers, have letter agreements that provide severance conditioned on the officer’s compliance with post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets.	36	We do not provide tax gross-up protection for change in control excise taxes.	43

Our equity incentive plan provides for “double-trigger” vesting for awards granted after 2010 that are assumed by the acquiring company in a change in control. The performance shares granted in 2010 also have double-trigger change-in-control vesting provisions.	44	The change in control definition contained in our equity incentive plan is not a “liberal” definition that would be activated on shareholder approval of a transaction.	43

Our equity incentive plan expressly prohibits repricing of options or SARs (directly or indirectly) without prior shareholder approval.	45

Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We maintain robust share ownership and retention guidelines for our senior executive officers and our directors.	35	Our insider trading policy prohibits any employee, officer or director from engaging in hedging activities involving Company stock, and generally prohibits margin loans involving Company stock.	—

We have designed our compensation program to avoid and mitigate undue risk, including diversification of performance measures, caps on potential payments, clawback provisions, balanced time-horizons on incentive compensation, and annual risk assessments.	44	Upon assessment in 2011, the Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.	45

Consideration of Most Recent Say on Pay Vote

At the annual meeting of shareholders on April 27, 2011, over 97% of the shares voted were voted in support of the compensation of our named executive officers, as discussed and disclosed in the 2011 proxy statement. The Committee appreciates and values the views of our shareholders. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2012 as a result of the advisory vote.

The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Contacting the Board” on page 10 for information about communicating with the Board.

Also at the annual meeting of shareholders on April 27, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Committee to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are competitive,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our key business objectives, and

•

align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Role of the Committee and its Consultants

The Committee has primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, the Committee reviews on an individual basis the performance of each of the named executive officers. The Committee also oversees the design, implementation and administration of the Company’s equity-related compensation plans. A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Each of the four members of the Committee is independent, as determined by our Board and based on the NYSE listing standards. Their independence from management allows the Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at the Company, the Committee regularly uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2011, the Committee engaged Frederic W. Cook & Co., Inc., or Cook & Co., as its independent executive compensation consultant, reporting directly to the Committee. A representative of Cook & Co. attends meetings of the Committee, as requested, and communicates with the Committee Chair between meetings. Cook & Co. reviews compensation recommendations submitted by the Company and assists the Committee in allocating our executives’ targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity. These processes are described below.

Assessing the Competitive Marketplace

To ensure that our executive officer compensation is competitive in the marketplace, in 2011 the Committee reviewed market data provided by FPL Associates, or FPL, from a peer group consisting of 15 public REITs that are similar in size to the Company in terms of total capitalization and umbrella partnership REIT market capitalization. The total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt) of companies in this peer group ranged from approximately $3.4 billion to $16.6 billion, with a median of $6.3 billion (as of June 30, 2011). The Company’s total capitalization of $8.7 billion (also as of June 30, 2011) was materially consistent with the median of the peer group. The companies included in the REIT compensation peer group are as follows:

•	Alexandria Real Estate Equities, Inc.

•	Apartment Investment and Management Company

•	AvalonBay Communities, Inc.

•	BioMed Realty Trust, Inc.

•	Brandywine Realty Trust

•	CBL & Associates Properties, Inc.

•	Corporate Office Properties Trust

•	Health Care REIT, Inc.

•	Highwoods Properties, Inc.

•	Kimco Realty Corporation

•	Liberty Property Trust

•	The Macerich Company

•	Mack-Cali Realty Corporation

•	Regency Centers Corporation

•	Washington Real Estate Investment Trust

How the Company Uses Benchmarking Data

The first step in setting the amounts and allocations of compensation to our named executive officers is a review of market data derived from our REIT peer group. The Committee reviews the median compensation levels provided by FPL from the compensation peer group companies for each component of pay, including base salary, annual incentive bonus, total cash compensation (which includes both base salary and annual incentive bonus), long-term compensation, and total remuneration for each executive officer position at the Company. The Committee’s objective related to executive compensation is to provide compensation opportunities with a combination of elements that are at or above competitive median opportunities. In making actual pay decisions within the range of these median parameters, the Committee considers each executive’s experience level and job performance; his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the Company’s performance; internal pay equity; and other circumstances unique to the Company. In considering these qualitative and quantitative factors, there is an inherent amount of subjectivity exercised by the Committee in order to reflect its view of what is appropriate and fair under the circumstances of our Company and our executive officers.

Determining Individual Compensation Levels and Pay Mix

The basic elements of our total direct compensation program consist of: (1) base salary, which is paid in cash and is an element of “fixed” compensation in the sense that it does not vary based on performance, (2) annual incentive bonus, which is paid in cash, but is “variable” compensation in the sense that the payout varies based upon the executive officer’s performance against prescribed annual goals, and (3) long-term incentives, which in 2011 were delivered in the form of RSUs and performance shares that will be settled in shares of our common stock if and to the extent earned. This form of long-term incentive is considered “variable” compensation in the sense that its value is dependent on variations in the Company’s stock price as well as, in the case of performance shares, performance against operational and financial goals.

The following table summarizes the categories of these forms of compensation:

	Fixed	Variable Based on Performance	Variable Based on Stock Price
Cash	Base salary	Annual incentive bonus

Equity		Performance shares	RSUs and performance shares

We tailor our compensation program each year to provide what we consider to be a proper balance of the various elements, taking into consideration the competitive market data for our REIT peer group and the rank and responsibility of each employee.

With the input of Cook & Co., the Committee allocated each executive’s targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance, and that such percentage should increase with the executive’s level of responsibility. We also attempt to balance the short and long-term focus of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

To illustrate how we apply this strategy, the table below shows the allocations of total direct compensation for our named executive officers that applied with respect to fiscal year 2011, based on target opportunity values in the case of variable cash awards and target grant date award values in the case of equity awards.

	Fixed(1)/Variable(2)	Cash(3)/Equity(4)	Short-Term(3)/Long-Term(4)
Mr. Oklak	21% /79%	58% / 42%	58% / 42%
Ms. Kelly	25% / 75%	60% / 40%	60% / 40%
Mr. Feinsand	28% /72%	67% / 33%	67% / 33%
Mr. Kennedy	28% / 72%	66% / 34%	66% / 34%
Mr. Connor	29% / 71%	69% / 31%	69% / 31%

(1)	Base salary.

(2)	Annual cash incentives plus long-term equity-based incentives.

(3)	Base salary plus annual cash incentives.

(4)	Long-term equity-based incentives.

Differential of Compensation Among Named Executive Officers

Each year, the Committee reviews a report that shows the target total direct compensation (consisting of the midpoint of the base salary range and the targeted annual incentive and annual long-term incentive bonuses) of each named executive officer, expressed as a percentage of the targeted total direct compensation of our CEO. For example, in 2011, the targeted total direct compensation for each of the named executive officers (expressed as a percentage of Mr. Oklak’s targeted total direct compensation for 2011) was as follows: 42% for Ms. Kelly,

31% for Mr. Feinsand, 29% for Mr. Kennedy, and 28% for Mr. Connor. The Committee considers these percentages as a means of testing for “internal pay equity,” and to make sure that the proportionate pay differential is maintained within the bounds of what the Committee considers to be appropriate in the context of our Company and our executive officers. The ratios that the Committee considers at the beginning of each year are based upon assumed target level performance. Actual performance typically results in variations from the assumed ratios.

Analysis of 2011 Compensation Decisions

The Committee assesses the individual performance of the executive officers, including the CEO, in addition to the financial and operational results of the Company, and, for Messrs. Connor and Kennedy, of his region and division, respectively, against annual objectives. In regards to the CEO, the Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the CEO’s overall performance, and setting the CEO’s compensation based on this evaluation. Among other things, in particular with respect to the CEO, the Committee evaluates strategic vision and leadership, the Company’s financial and operational results, the executive’s ability to make long-term decisions that create competitive advantage and position the Company as a leading REIT, and overall the executive’s effectiveness as a leader and role model.

Individual performance, as discussed below, is one of the considerations in setting the base salaries of our named executive officers. Because our officers’ annual and long-term incentive opportunities are determined by reference to a percentage of base salary, the individual performance assessments are also indirectly reflected in the annual and long-term incentive elements of our compensation program. For our named executive officers, 10% to 20% of the annual incentive bonus is directly tied to individual performance. Regional performance accounts for 45% of Mr. Connor’s annual incentive bonus, reflecting his role as a regional executive vice president. Likewise, divisional performance accounts for 45% of Mr. Kennedy’s annual incentive bonus, reflecting his role as executive vice president.

CEO Individual Performance.    At the beginning of each year, the Committee reviews and approves individual goals for Mr. Oklak. These goals relate to financial and operational performance, implementation of strategic initiatives and personnel development and recruitment. For example, in 2011, Mr. Oklak’s individual goals included, among others: recruiting additional directors, developing key executives, advancing shareholder relationships and furthering our asset repositioning strategy. After the end of each year, the Committee assesses Mr. Oklak’s performance against his individual goals for the prior year. This assessment is taken into account in setting his base salary for the current year.

Other Executive Officers’ Individual Performance.    At the beginning of each year, Mr. Oklak makes recommendations to the Committee for individual performance goals for each named executive officer. These vary considerably from one executive to another, as a reflection of their different roles within the Company, and are reviewed and approved by the Committee.

As the Company’s chief financial officer, Ms. Kelly’s individual goals for 2011 focused on defining a 3-5 year capital strategy and other goals and actions needed to achieve long-term Company strategic objectives, making significant progress in executing the Company’s long-term asset strategy, defining and implementing a best-in-class investor relations program, continuing to develop the finance organization and leadership team, and contributing to the community and the commercial real estate industry in a meaningful manner. Mr. Feinsand had individual goals tailored to reflect his responsibilities as it relates to the Company’s legal, general corporate, risk management, compliance, financial transactions and real estate matters, including being a reliable resource to the CEO, chief financial officer and other senior management, completion of action items from the associate survey, and refinement of the enterprise risk management process and resulting mitigation of risk, filling open positions and maintaining effectiveness, competitiveness and profitability of the Company’s risk management program. Mr. Kennedy also had individual and division goals tailored to reflect his responsibilities related to the Company’s construction matters, including executing on budgeted development and third party construction starts and volume, achieving third party construction fee revenue goals, implementing operational improvements, managing overhead expenses and executing on an associate survey action plan. Mr. Connor had individual and regional goals tailored to reflect his responsibilities related to the Company’s Midwest Region, including goals in the following areas: property cash flow (AFFO), same-property net operating income, average occupancy, operating expenses, disposition of non-strategic assets and lease quality.

Although individual goals are mapped to align with Company, regional, and business unit priorities, the assessment of their achievement is necessarily more subjective than for the financial and operational goals that make up the Company’s overall performance objectives. Based upon his evaluation, the CEO reports to the Committee his assessment of the individual performance of each executive officer other than himself. This assessment is taken into account in setting base salaries for our officers for the next year. In addition, as discussed below, individual performance accounts for 10% to 20% of these officers’ annual incentive bonus determination for the most recently completed year.

Base Salaries

Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The base salaries are reviewed annually by the Committee and are adjusted from time to time to recognize the officer’s level of responsibility, outstanding individual performance, promotions and internal and external equity considerations. After freezing the base salaries of our named executive officers for 2009 and again in 2010, due to improving economic conditions and the Company’s performance in 2010, consideration for annual merit increases for senior executives resumed, and base salaries were adjusted as appropriate for 2011. Ms. Kelly and Mr. Feinsand’s base salaries remained at 2010 levels, Mr. Kennedy’s base salary was modestly increased to bring him in line from an internal and external equity view as well as to reflect his level of responsibility, and Mr. Connor’s base salary was increased by $40,000 to reflect not only his performance but also his promotion to senior executive vice president.

Also based on the economic conditions and the Company’s efforts to reduce operating expenses in 2009, Mr. Oklak asked that his base salary be reduced from a level the Committee considered to be competitive at that time. Accordingly, effective in August 2009, Mr. Oklak’s base salary was reduced by $220,000 (from $720,000 to $500,000). This reduced level remained in effect throughout 2010. Due to improving economic conditions and the Company’s performance in 2010, and reflective of Mr. Oklak’s level of responsibility, his annual base salary was increased to $700,000, effective in February 2011.

Annual Cash Incentives

The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which are directly related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. At the beginning of each year, the Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall Company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target bonus potential, expressed as a percentage of base salary, that is based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data as reviewed from time to time. Bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Committee’s assessment of the Company’s overall performance against goals and each executive’s individual (and, if applicable, regional or divisional) performance against goals approved by the Committee, with a higher emphasis on overall Company performance for the most senior executives.

Overall Company performance in 2011 for our top three executive officers (Messrs. Oklak and Feinsand and Ms. Kelly) was determined using three components, relating to our operational, capital and asset strategies, respectively. Company performance in 2011 for Messrs. Kennedy and Connor was determined using goals related to the operational component. The operational component was, in turn, based on three subcomponents: one that measures the Company’s average annual growth in AFFO, one that measures the average lease up occupancy of our overall real estate portfolio, and one that measures annual change in same-property net operating income, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2011: namely, increasing profitability by maximizing cash from operations.

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AFFO is calculated as recurring FFO less recurring building improvements and second generation capital expenditures and adjusted for certain non-cash items such as straight-line rental income, non-cash interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT such as Duke Realty. The Board of Governors of the National Association of Real Estate Investment Trusts created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or GAAP. FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss) attributable to common shareholders. FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

•	Average Lease Up Occupancy is the average square feet represented by signed leases divided by the total average square feet of our overall real estate portfolio.

•

Same-Property Net Operating Income represents the year-over-year percentage change in property level net operating income for all properties that have been in service for 24 months or longer and that have not had an individual gross lease termination fee in excess of $250,000 during the last 24 months.

The following table shows the performance goals and weightings of the 2011 annual incentive bonus opportunities for Messrs. Oklak and Feinsand and Ms. Kelly.

	Weighting	2011 Annual Incentive Targets
		Threshold	Target	Superior	Actual
Operating Strategy
• Adjusted FFO/Share	20%	$.69	$.77	$.85	$.78
• Average Lease Up Occupancy	20%	86.0%	87.8%	90.0%	89.74%
• Same-Property Net Operating Income	20%	(4.0)%	(2.2)%	0.0%	3.2%

Capital Strategy	10%	Subjective assessment of progress towards
achieving the following longer-term goals:
(1) ratio of debt plus preferred equity to
gross book assets of 45% or less, and (2)
		ratio of debt to EBITDA of below 6.0 times.

Asset Strategy	10%	Subjective assessment of progress towards achieving a change in product type mix to 60% industrial, 25% office, and 15% medical office.

Individual Goals	20%	Subjective assessment of achievement of individual goals for 2011 as discussed above.
Total	100%

The following table shows the performance goals and weightings of the 2011 annual incentive bonus opportunity for Messrs. Connor and Kennedy.

	Weighting	2011 Annual Incentive Targets
		Threshold	Target	Superior	Actual
Operating Strategy
• Adjusted FFO/Share	15%	$.69	$.77	$.85	$.78
• Average Lease Up Occupancy	15%	86.0%	87.8%	90.0%	89.74%
• Same-Property Net Operating Income	15%	(4.0)%	(2.2)%	0.0%	3.2%

Regional Goals (Mr. Connor)	45%	A mix of financial and operational goals
applicable to our Midwest Region, including
AFFO ($227.8 million target, $230.7 million
actual), Same-Property NOI growth
((1.16%) target, (1.12)% actual), Average
Occupancy (90.3% target, 91.54% actual),
lease quality (various), and third party
construction starts ($15 million target, $83.3
		million actual).

Division Goals (Mr. Kennedy)	45%	A mix of financial and operational goals
applicable to our Construction Division,
including: Construction Volume ($722.8
million target, $710.4 million actual,
Construction Starts ($415 million target,
$489.2 million actual, Third Party Fee
Revenue ($51.5 million target, $52.3 million
		actual, and various Overhead Cost metrics.

Individual Goals	10%	Subjective assessment of achievement of individual goals for 2011 as discussed above.
Total	100%

Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

The following table shows the target annual incentive bonus for 2011 for each of our named executive officers and the actual award earned, in each case expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
Mr. Oklak	130%	170%
Ms. Kelly	110%	144%
Mr. Feinsand	110%	142%
Mr. Kennedy	105%	131%
Mr. Connor	105%	137%

Long-Term Incentive Awards

The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company; and

•	provide a retention mechanism through multi-year vesting.

The Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive, as a percentage of base salary. The Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the Company and internal and external equity considerations.

The long-term equity awards made to our named executive officers in February 2011 consisted of a combination of RSUs and performance share awards.

RSUs.    Due to the need to retain key talent and to manage the usage of shares in our stock plan, the Committee elected to make two-thirds of the long-term incentive grants in 2011 in the form of RSUs. RSUs provide the Company’s executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value. In addition, RSUs are aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation and dividends. They are directly aligned with shareholders because they have both upside opportunity, as well as downside risk. Compared to stock options, RSUs are less leveraged, but can have a stronger retention incentive because they continue to have some value even if the stock price declines after the grant date.

The RSUs granted in 2011 vest 20% per year over a five-year period, subject to the holder’s continued employment. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional RSUs based upon the closing price of the Company’s common stock on the dividend payment date. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

Performance Share Awards.    In February 2010, the Committee adopted the 2010 Performance Share Plan, or PSP, which is a subplan of the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan, or the 2005 Incentive Plan. The PSP is designed to provide executive officers with long-term incentive opportunities directly related to financial performance objectives established by the Committee for each award. Performance shares granted under the PSP represent the right to earn actual shares of the Company’s common stock at the end of a performance cycle established for each grant of a PSP award. The actual number of shares to be earned with respect to an award is based upon the number of targeted performance shares, multiplied by a “payout percentage” determined by the level of performance against pre-established performance goals. Awards under the PSP may also provide for additional shares payable as dividend equivalents earned on performance shares that vest. No dividend equivalents are earned on performance shares that do not vest.

One-third of the total grant-date value of the long-term equity awards made to our named executive officers in February 2011 consists of performance shares under the PSP. These awards have two financial performance components, one that measures the Company’s average annual growth in AFFO per share over a three-year period beginning January 1, 2011, and one that measures our average annual total shareholder return (changes in stock price, inclusive of reinvested dividends) over a three-year period beginning January 1, 2011. The following table shows the two performance metrics and the corresponding goals and payout percentages:

Average Annual Growth in AFFO per share—Weighted 50%
Performance Level	Targets	Payout Percentage
Superior	7% or more	150%
Target	4%	100%
Threshold	2%	50%
Less than Threshold	Less than 2%	0%

Average Annual Total Shareholder Return—Weighted 50%
Performance Level	Targets	Payout Percentage
Superior	17% or above	150%
Target	12%	100%
Threshold	6%	50%
Less than Threshold	Less than 6%	0%

For performance levels between threshold and target, and between target and superior, the payout percentages shall be interpolated. However, neither payout percentage may exceed 150%. The number of performance shares earned will be determined by an average of the above two payout percentages.

Other Compensation and Benefits

The Company’s executive officers participate in benefits plans generally available to all other employees. The Company also provides certain benefits to its executive officers, such as automobile allowances and executive physical examinations that are outside the normal health care plan. For additional information on these benefits made available during fiscal 2011, please see the Summary Compensation Table under the section entitled “Executive Compensation.”

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•

An assortment of methods for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	Guidelines designed to assure the independence of compensation consultants who advise the Committee, as described below;

•	A compensation recoupment policy and equity grant procedures, as described below; and

•	Stock ownership and retention guidelines applicable to all executive officers and directors, as described on the next page.

Compensation Consultants Independence Guidelines.    The Committee has adopted guidelines with respect to the engagement of independent executive compensation consultants to advise it in fulfilling its responsibilities. These guidelines, which can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com, are designed to safeguard the independence of the Committee’s consultant from the Company and management. In 2011, the Committee’s consultant Cook & Co., or its affiliates did not provide any other services to the Company.

Compensation Recoupment Policy.    The Company has adopted a compensation recoupment policy under which executive officers and the chief accounting officer could be required to return to the Company certain compensation (such as a bonus or other variable compensation) to the extent it was earned based on inaccurate financial statements or other inaccurately calculated performance metrics. In that case, the Committee may take such action, subject to approval by the Board and applicable law, as it determines appropriate, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on the correct financial results or other performance metric. Also, if the Committee determines that any employee’s intentional or knowingly fraudulent or illegal conduct caused damage to the Company, the Committee may take such action as it determines appropriate to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the employee is actually or contingently entitled, in an amount up to the damage to the Company. The Company’s Recoupment Policy is incorporated into the Code of Conduct that can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Ownership and Retention Guidelines.    The Company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold Company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the Company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member, the transferee will be subject to the same retention requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Equity Grant Policies    Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Committee periodically approves equity grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10, May 10, August 10 or November 10 immediately following the date of hire or promotion, with the grant value of an RSU and a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. The Committee is authorized to award special equity grants on other dates from time to time when the Company experiences exceptional performance results. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company no longer awards stock options, and has never had any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date (or the closing price on the last preceding trading day when the grant date falls on a day when the stock markets are closed).

Employment and Severance Agreements

As a matter of business philosophy, the Company does not enter into employment agreements with its executive officers. However, the Company from time to time enters into letter agreements regarding executive severance with certain key officers. The Company enters into these agreements as a means of protecting the business interests of the Company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets. By tying the right to receive severance to compliance with the restrictive covenants, we are able to provide a strong financial incentive for the former officer to not compete with us, to not disclose our confidential information and to not solicit our employees and customers. We believe that having these covenants in place and the likelihood that they will be honored are tangible benefits to our shareholders.

The letter agreements provide the highest severance payment in the case of an employment termination in connection with a change in control of the Company. It is natural, in the face of a pending change in control, for executives to be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction. The Company recognizes the importance of reducing the risk that these personal concerns could influence our executive officers when considering strategic opportunities that may include a change in control of the Company. We believe that the enhanced severance payments in the case of a change in control appropriately balance the potential harm to the Company from distraction or loss of key executives in connection with a potential corporate transaction that could benefit our shareholders.

For additional disclosure about the terms of the severance agreement, please see “Executive Compensation—Other Potential Post-Employment Payments.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and certain other highly paid executive officers. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) of the Code is fully deductible, without regard to the limits of Section 162(m). While the Committee considers the deduction limitation in designing compensation plans and overseeing awards under those plans, it also considers many other factors and retains the discretion to pay non-deductible amounts. The Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant. No non-deductible compensation was paid to our named executive officers in 2011.

EXECUTIVE COMPENSATION

The compensation of each named executive officer consists of annual base salary, annual cash and long-term equity incentive awards as specifically addressed above in the CD&A. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of the named executive officers of the Company during the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the Company during these years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis D. Oklak	2011	684,615	1,350,000	1,192,719	11,688	3,239,022
Chairman & Chief Executive Officer	2010	500,000	986,875	812,500	7,144	2,306,519
	2009	635,385	1,800,000	400,000	24,030	2,859,415

Christie B. Kelly	2011	375,000	600,000	540,656	10,216	1,525,872
Executive Vice President & Chief Financial Officer	2010	375,000	600,000	536,250	555,148	2,066,398
	2009	304,327	500,000	275,000	75,112	1,154,439

Howard L. Feinsand	2011	325,000	390,000	461,418	9,888	1,186,306
Executive Vice President, General Counsel & Corporate Secretary	2010	325,000	390,000	459,250	5,044	1,179,294
	2009	325,000	357,500	302,160	31,510	1,016,170

Steven R. Kennedy	2011	324,231	393,750	424,860	9,888	1,152,729
Executive Vice President, Construction	2010	315,000	393,750	431,925	7,144	1,147,819
	2009	315,000	393,750	292,780	23,541	1,025,071

James B. Connor	2011	346,923	372,000	481,184	11,643	1,211,750
Senior Regional Executive Vice President	2010	310,000	374,612	475,000	6,799	1,166,411
	2009	N/A	N/A	N/A	N/A	N/A

(1)	This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2005 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth such amounts for the 2010 and 2011 PSP grants for each named executive officer along with the grant date fair values for each award assuming the highest level of performance conditions would be achieved:

	2010 PSP Awards		2011 PSP Awards
	Grant Date Fair Value	Value Assuming Highest Level of Performance	Grant Date Fair Value	Value Assuming Highest Level of Performance
Mr. Oklak	$328,958	$493,437	$450,000	$675,000
Ms. Kelly	200,000	300,000	200,000	300,000
Mr. Feinsand	130,000	195,000	130,000	195,000
Mr. Kennedy	131,250	196,875	131,250	196,875
Mr. Connor	124,000	186,000	124,000	186,000

(2)	Represents the aggregate annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year, as well as an individual performance component.

(3)	All other compensation for 2011 includes the value of profit sharing contributions to the Company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all named executive officers. In addition, all other compensation includes the following perquisites: (1) an automobile allowance for Messrs. Oklak, Feinsand, Kennedy and Connor, (2) a tax reimbursement payment of $1,025 to Ms. Kelly, and (3) a cell phone allowance of $600 or less for each named executive officer.

Grants of Plan-Based Awards in 2011

The following table summarizes grants made to the named executive officers in 2011 under the Company’s plan-based awards:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis D. Oklak	1/26/11	1/26/11	546,000	910,000	1,274,000	—	—	—	—	—
	2/10/11	1/26/11	—	—	—	16,448	32,895	49,343	65,789	1,350,000

Christie B. Kelly	1/26/11	1/26/11	247,500	412,500	577,500	—	—	—	—	—
	2/10/11	1/26/11	—	—	—	7,310	14,620	21,930	29,240	600,000

Howard L. Feinsand	1/26/11	1/26/11	214,500	357,500	500,500	—	—	—	—	—
	2/10/11	1/26/11	—	—	—	4,752	9,503	14,255	19,006	390,000

Steven R. Kennedy	1/26/11	1/26/11	187,688	341,250	494,813	—	—	—	—	—
	2/10/11	1/26/11	—	—	—	4,797	9,594	14,391	19,189	393,750

James B. Connor	1/26/11	1/26/11	202,125	367,500	532,875	—	—	—	—	—
	2/10/11	1/26/11	—	—	—	4,532	9,064	13,596	18,129	372,000

(1)	Represents the 2011 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.

(2)	Represents the number of shares that could be earned under performance share awards granted during 2011 under the PSP. See pertinent details regarding the payout of awards under the PSP in the section entitled Performance Share Awards included in the discussion of Long Term Incentive Awards in the CD&A.

(3)	Represents the number of RSUs granted during 2011 under the 2005 Incentive Plan. RSUs vest in five equal annual installments commencing on the first anniversary of the grant date. Dividend equivalents are paid on RSUs in the form of additional RSUs. The number of additional RSUs issued on each dividend payment date is equal to the amount of dividends that would be payable to the holders of the RSUs if the RSUs were shares of the Company’s common stock, divided by the closing price of the Company’s common stock on such date. See the description of the RSUs in the section entitled RSUs included in the discussion of Long Term Incentive Awards in the CD&A.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2011:

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested (3)
Oklak, Dennis D.	1/30/02	27,859	—	22.680	1/30/12	—	—	—	—
	2/19/03	35,175	—	24.691	2/19/13	—	—	—	—
	1/28/04	27,504	—	31.577	1/28/14	—	—	—	—
	2/10/05	51,450	—	31.402	2/10/15	—	—	—	—
	4/27/05	33,547	—	29.761	4/27/15	—	—	—	—
	2/10/06	106,015	—	34.130	2/10/16	—	—	—	—
	2/10/07	69,590	17,397	47.880	2/10/17	2,384	28,724	—	—
	2/10/08	198,357	132,237	23.340	2/10/18	23,595	284,321	—	—
	2/10/09	—	—	—	—	139,449	1,680,357	—	—
	2/27/09	—	—	—	—	48,092	579,509	—	—
	2/10/10	—	—	—	—	56,261	677,944	17,582	211,859
	2/10/11	—	—	—	—	69,302	835,087	17,326	208,775
Kelly, Christie B.	5/10/09	—	—	—	—	35,532	428,158	—	—
	2/10/10	—	—	—	—	34,205	412,172	10,689	128,804
	2/10/11	—	—	—	—	30,801	371,156	7,700	92,789
Feinsand, Howard L.	1/30/02	22,794	—	22.680	1/30/12	—	—	—	—
	2/19/03	12,283	—	24.691	2/19/13	—	—	—	—
	1/28/04	9,605	—	31.577	1/28/14	—	—	—	—
	2/10/05	15,609	—	31.402	2/10/15	—	—	—	—
	2/10/06	25,109	—	34.130	2/10/16	—	—	—	—
	2/10/07	16,060	4,014	47.880	2/10/17	549	6,620	—	—
	2/10/08	35,705	23,802	23.340	2/10/18	4,718	56,855	—	—
	2/10/09	—	—	—	—	27,696	333,733	—	—
	2/10/10	—	—	—	—	22,234	267,915	6,948	83,722
	2/10/11	—	—	—	—	20,021	241,251	5,005	60,313
Kennedy, Steven R.	1/30/02	6,078	—	22.680	1/30/12	—	—	—	—
	2/19/03	5,583	—	24.691	2/19/13	—	—	—	—
	1/28/04	7,276	—	31.577	1/28/14	—	—	—	—
	2/10/05	24,883	—	31.402	2/10/15	—	—	—	—
	2/10/06	25,109	—	34.130	2/10/16	—	—	—	—
	2/10/07	20,074	5,018	47.880	2/10/17	687	8,284	—	—
	2/10/08	44,631	29,753	23.340	2/10/18	5,897	71,060	—	—
	2/10/09	—	—	—	—	30,504	367,578	—	—
	2/10/10	—	—	—	—	22,447	270,488	7,015	84,531
	2/10/11	—	—	—	—	20,214	243,574	5,053	60,890
Connor, James B.	2/10/07	—	—	—	—	522	6,287	—	—
	2/10/08	—	—	—	—	2,696	32,487	—	—
	2/10/09	—	—	—	—	28,820	347,277	—	—
	2/10/10	—	—	—	—	21,207	255,546	6,628	79,862
	6/7/10	—	—	—	—	69,162	833,396	—	—
	2/10/11	—	—	—	—	19,097	230,119	4,774	57,527

(1)	Represents the number of unvested stock options as of December 31, 2011. All options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment.

(2)

Represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan, including accumulated dividend equivalent RSUs. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. The market value indicated is based upon the closing price of the Company’s common stock on December 30, 2011 of $12.05 per share. With the exception of Mr. Connor’s RSUs granted on June 7, 2010 in conjunction with the Company’s stock option exchange, the RSUs vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. Mr. Connor received 63,702 RSUs in the stock option exchange of which 57,014 and 6,688 will vest on June 7, 2012 and June 7, 2013 respectively. Mr. Oklak’s February 27, 2009 award represents the number and market value of outstanding restricted stock granted in lieu of a portion of his 2008 cash bonus, which cannot be sold until three years after the grant date.

(3)	Represents the number of shares that would be earned at the threshold payout level, including dividend equivalent shares, for the awards granted in 2010 and 2011 pursuant to the PSP and the market value of those shares based upon the closing price of the Company’s common stock on December 30, 2011 of $12.05 per share. Further details regarding awards granted under the PSP are found under the PSP section included in the discussion of Long Term Awards in the CD&A.

Option Exercises and Stock Vested in 2011

The following table shows the number of shares acquired and the value realized upon vesting in 2011 of RSUs, including the value of dividend equivalents earned and vested in 2011 on all outstanding RSUs and performance units granted under the 2000 Performance Share Plan. No options were exercised by the named executive officers in 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis D. Oklak	80,975	1,095,912
Christie B. Kelly	23,102	326,570
Howard L. Feinsand	20,237	273,407
Steven R. Kennedy	21,779	294,392
James B. Connor	22,429	301,349

Nonqualified Deferred Compensation for 2011

The named executive officers’ nonqualified deferred compensation in 2011 consists of participation in one or more of the following plans: (1) the Company’s Executive Deferred Compensation Plan, or DC Plan; (2) the 2000 Performance Share Plan, or 2000 PSP; and (3) the 1995 Dividend Increase Unit Plan, or 1995 DIU Plan. The DC Plan continues in effect as the Company’s primary nonqualified deferred compensation plan. Certain of the named executive officers have undistributed awards under the 2000 PSP and the 1995 DIU Plan, although no further awards will be made under such plans. The 2000 PSP and the 1995 DIU Plan constitute deferred compensation plans in the technical sense that outstanding vested awards may be paid out in a future year.

Executive Deferred Compensation Plan.    The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus and 100% of RSU awards. Participants are 100% vested in the participant deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance based upon their election either in full or by partial lump-sum payment, and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from a vested account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan.    Awards under this plan were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, at the election of the participant.

1995 Dividend Increase Unit Plan.    The Company granted awards under the 1995 DIU Plan from 1995 through 2004, all of which are now fully vested. DIUs represent the right, upon exercise, to receive a cash payout determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield.

The following table sets forth certain information as of December 31, 2011 regarding deferred compensation plans available to each of the named executive officers. No contributions, earnings or distributions were made under the 1995 DIU Plan during 2011, nor did any of the DIUs have any value as of December 31, 2011.

Name	Name of Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Dennis D. Oklak	DC Plan	868,685	—	(26,640)	—	5,306,866
	2000 PSP	—	—	8,313	—	452,071

Christie B. Kelly	DC Plan	—	—	—	—	—
	2000 PSP	—	—	—	—	—

Howard L. Feinsand	DC Plan	175,339	—	34,029	—	2,517,034
	2000 PSP	—	—	4,454	—	242,232

Steven R. Kennedy	DC Plan	—	—	(27,008)	—	298,903
	2000 PSP	—	—	4,156	—	225,980

James B. Connor	DC Plan	—	—	—	—	—
	2000 PSP	—	—	2,375	—	129,131

(1)	The aggregate balance at December 31, 2011 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the 2000 PSP. Amounts that are in excess of the aggregate balance at December 31, 2011 reflect losses incurred since the original deferral date.

Named Executive Officer	Total ($)
Dennis D. Oklak	5,255,191
Christie B. Kelly	—
Howard L. Feinsand	2,154,537
Steven R. Kennedy	614,906
James B. Connor	208,511

Other Potential Post-Employment Payments

The Company and each of its named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the Company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the letter agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of (a) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period. Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement.

The letter agreements provide the highest severance payment (three times (3X) the sum of (a) base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the Company’s termination of the executive’s employment or the executive’s resignation of employment for “good reason” (as defined in the severance agreements) within one year after a change in control of the Company. The letter agreements do not provide any excise tax “gross-ups.”

The following table shows the amounts that would be payable to the named executive officers under the letter agreements under various termination scenarios using 2011 base salary as if the termination occurred on December 31, 2011. The severance agreements do not include tax gross-up provisions and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control ($)(1)	Termination by Company without Cause and with No Change in Control ($)(1)	Termination by Company For Cause ($)(1)	Executive Leaves for “Good Reason” or Termination by Company upon Change in Control ($)
Dennis D. Oklak	500,000	2,625,000	10,000	3,937,500
Christie B. Kelly	375,000	1,822,500	10,000	2,733,750
Howard L. Feinsand	325,000	1,568,500	10,000	2,352,750
Steven R. Kennedy	315,000	1,493,850	10,000	2,240,775
James B. Connor	310,000	1,570,000	10,000	2,355,000

(1)

On December 21, 2011, Messrs. Oklak, Kennedy and Connor and Ms. Kelly signed amendments to their letter agreements. The amendments provide that, in the event the executive’s employment terminates effective on or after his or her 62nd birthday under one of the termination scenarios described in the first three columns of the above table, he or she will not be entitled to receive any separation benefits from the Company.

Change in Control Provisions Under Other Agreements

The Company’s long-term compensation plans, including the 2005 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) the Company’s ownership interest in the Operating Partnership is reduced below 50%.

All awards granted under the PSP (which is a subplan of the 2005 Incentive Plan) and, unless otherwise provided in an award agreement, all other awards granted under the 2005 Incentive Plan after December 31, 2010, provide for a “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs during the first half (or other designated portion) of the performance period or at the “actual” level if the change in control occurs during the second half (or other designated portion) of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2011 and assuming that the acquiring company does not assume the award. Award values were determined at $12.05 per share, the closing price of the Company’s stock on December 30, 2011.

Named Executive Officer	RSUs ($)(1)	PSP Award ($)(2)	Total ($)
Dennis D. Oklak	3,037,070	841,268	3,878,338
Christie B. Kelly	1,090,224	443,185	1,533,409
Howard L. Feinsand	794,939	288,070	1,083,009
Steven R. Kennedy	839,728	290,842	1,130,570
James B. Connor	1,533,363	274,778	1,808,141

(1)	Represents the value of the unvested awards at December 31, 2011.

(2)	Represents awards granted in 2010 and 2011 under the PSP. The value of the awards granted in 2010 would be fixed at the target level in the event of a change in control prior to January 1, 2012, and the value of the awards granted in 2011 would be fixed at the target level in the event of a change in control prior to January 1, 2013. The above table assumes a change of control occurring on December 31, 2011, with the result that both years’ awards would pay out at the target level.

Retirement Provisions Under Other Agreements

Awards granted to the named executive officers pursuant to the 2005 Incentive Plan will continue to vest upon the executive’s retirement on or after reaching age 55 and, for certain awards, subject to completion of at least ten years of service to the Company. As consideration for the extended vesting period for awards under the 2005 Incentive Plan, the Committee may request that the executive officer enter into a non-competition agreement at retirement.

Risk Assessment of Overall Compensation Program

The Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which were then summarized for the Committee’s independent compensation consultant. The consultant analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well-designed overall not to encourage behaviors that would create a material risk for the Company. The consultant noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group and market positioning to support business objectives, (2) an effective balance in cash and equity; short and longer-term performance focus; corporate, business unit and individual performance focus; and financial and non-financial performance measurement as well as the discretion of the Committee, and (3) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy and independent Committee oversight. Based on the independent review and findings of the consultant, the Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Weighted-Average Remaining Term of Outstanding Options, Warrants and Rights (C)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (D)
Equity compensation plans approved by shareholders	6,674,455	29.10	4.0	3,968,520
Equity compensation plans not approved by shareholders(E)	—	—	—	—
Total	6,674,445	29.10	4.0	3,968,520

The number of options and full value awards granted and outstanding as of December 31, 2011, as indicated above, is from all plans.

(A)	Includes 4,997,747 shares of our common stock issuable pursuant to full-value awards outstanding as of December 31, 2011. All such awards represent unfunded, unsecured rights to receive shares of our common stock and their values vary directly with the price of our common stock.

(B)	Because our full-value awards do not have an exercise price, the aggregate number of shares of common stock issuable for such awards, or 4,997,747 shares, are not included in the calculation of weighted average exercise price.

(C)	As of December 31, 2011, the average remaining term of all outstanding options is four years. Because vesting of our full-value awards is based upon time or Company performance, the remaining terms of full- value awards are excluded from this calculation.

(D)	Represents the number of remaining shares available for grant as of December 31, 2011 under the Company’s 2005 Incentive Plan. All shares remaining available for future issuance as of December 31, 2011 may be used for grants of either options or full-value awards.

(E)	Our equity incentive plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior shareholder approval.

As of February 23, 2012, there were 6,915,435 aggregate shares issuable pursuant to awards granted pursuant to our 2005 Incentive Plan and our 1995 Option Plan. This includes 1,544,608 shares issuable pursuant to options outstanding and 5,370,827 shares issuable pursuant to full-value awards outstanding.

Also as of February 23, 2012, there were 259,740,641 shares of the Company’s common stock issued and outstanding and 5,361,586 limited partnership units outstanding in our operating partnership, Duke Realty Limited Partnership. All such units are convertible to shares of the Company’s common stock at a 1:1 ratio.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock as of February 23, 2012 for each person or group known to the Company to be holding more than 5% of such common stock and for each director and named executive officer, and for the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC.

Beneficial Owner	Shares Beneficially Owned(1)(10)	Shares Issuable Upon Exercise of Stock Options	Total	Percent of Shares
Dennis D. Oklak(2)	150,183	605,154	755,337	*
Christie B. Kelly	41,442	—	41,442	*
Howard L. Feinsand	29,943	130,286	160,229	*
Steven R. Kennedy(3)	91,945	147,451	239,396	*
James B. Connor	72,608	—	72,608	*
Thomas J. Baltimore, Jr.	45,612	—	45,612	*
Barrington H. Branch, Sr.	5	5,146	5,151	*
Geoffrey A. Button	32,493	5,146	37,639	*
William Cavanaugh III	44,401	5,146	49,547	*
Alan H. Cohen	62	—	62	*
Ngaire E. Cuneo	36,050	5,146	41,196	*
Charles R. Eitel	17,817	5,146	22,963	*
Martin C. Jischke, Ph.D.	2,260	5,145	7,405	*
Peter M. Scott, III	62	—	62	*
Jack R. Shaw(4)	3,718	7,718	11,436	*
Lynn C. Thurber	44,831	—	44,831	*
Robert J. Woodward, Jr.	64,672	10,291	74,963	*
All directors and executive officers as a group (15 persons)	678,104	931,775	1,609,879	*
The Vanguard Group, Inc.(5)	24,252,411	—	24,252,411	9.34%
BlackRock, Inc.(6)	21,853,067	—	21,853,067	8.41%
Invesco Ltd.(7)	20,464,612	—	20,464,212	7.88%
Vanguard Specialized Funds—Vanguard REIT Index Fund(8)	14,009,581	—	14,009,581	5.39%
FMR LLC(9)	13,013,318	—	13,013,318	5.01%

*	Less than one percent (1%)

(1)	Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)	Includes 26,958 shares owned by family members.

(3)	Includes 4,350 shares owned by family members.

(4)	Includes 1,672 shares owned by family members.

(5)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from Schedule 13G filed with the SEC. Total shares beneficially owned includes 176,250 shares with shared dispositive power.

(6)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from Schedule 13G/A filed with the SEC.

(7)	The address of Invesco Ltd is 1555 Peachtree Street NE, Atlanta, GA 30309. This information was obtained from Schedule 13G filed with the SEC. Total shares beneficially owned includes 66,513 shares with shared dispositive power.

(8)	The address of Vanguard Specialized Funds is 100 Vanguard Blvd., Malvem, PA 19355. This information was obtained from Schedule 13G filed with the SEC.

(9)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G/A filed with the SEC.

(10)	While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of our Board of Directors are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the Company’s Stock Ownership Guidelines, which are described on page 15. Shares owned by individual directors in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
Mr. Branch	62,479
Mr. Button	81,412
Mr. Cavanaugh	46,366
Ms. Cuneo	82,875
Mr. Eitel	34,307
Dr. Jischke	57,394
Mr. Shaw	48,045

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct requires that all associates, officers and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company. The Audit Committee reviews all material proposed transactions between the Company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interests and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Company currently does not have any such transactions to report.

PROPOSAL THREE: RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as the Company’s independent public accountants for 2012 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2013 Annual Meeting must submit his or her proposal to the Company in writing on or before November 14, 2012, which is 120 calendar days prior to the anniversary of the mailing of this Proxy Statement. Proposals must comply with all applicable SEC rules. If a shareholder wishes to present a proposal at the 2013 Annual Meeting, whether or not the proposal is intended to be included in the 2013 proxy material, the Company’s by-laws require that the shareholder give advance written notice to the Company’s Corporate Secretary 120 days prior to the one year anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2013 Annual Meeting, but the proposal was not included in the 2013 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 28, 2013, which is 45 calendar days prior to the one-year anniversary of the mailing of this Proxy Statement.

ANNUAL REPORT

A copy of the Company’s 2011 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary
Indianapolis, Indiana
March 14, 2012

DUKE REALTY CORPORATION ATTN: INVESTOR RELATIONS 600 EAST 96TH STREET SUITE 100 INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 24, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 24, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the annual meeting and vote in person, please contact the Company at (317) 808-6063 (Attention: Ms. Barb Jackson) for directions to the annual meeting. You are entitled to attend the annual meeting only if you were a shareholder as of the close of business on February 27, 2012 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a shareholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to February 27, 2012 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40881-P19650-Z57068 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION
The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors	For	Against	Abstain

1a. Thomas J. Baltimore, Jr	☐	☐	☐

1b. William Cavanaugh III	☐	☐	☐				For	Against	Abstain

1c. Alan H. Cohen 1d. Ngaire E. Cuneo 1e. Charles R. Eitel	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Resolved, that shareholders approve the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in the proxy statement.		☐	☐	☐
1f. Martin C. Jischke, PhD 1g. Dennis D. Oklak	☐ ☐	☐ ☐	☐ ☐

1h. Melanie R. Sabelhaus 1i. Peter M. Scott, III 1j. Jack R. Shaw	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	To ratify the reappointment of KPMG LLP as the Company’s independent public accountants for the fiscal year 2012.	☐	☐	☐	☐
1k. Lynn C. Thurber	☐	☐	☐
1l. Robert J. Woodward, Jr.	☐	☐	☐		NOTE: The Board of Directors may transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
				Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Shareholders, Notice & Proxy Statement are available at www.proxyvote.com.

M40882-P19650-Z57068

DUKE REALTY CORPORATION

Annual Meeting of Shareholders

April 25, 2012 3:00 PM

THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, or either one of them, each with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 25, 2012 at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and on any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted “FOR” Proposals One, Two and Three.

Continued and to be signed on reverse side.